Exhibit 4.1

AMENDMENT NO. 5 TO RIGHTS AGREEMENT

This AMENDMENT NO. 5 TO THE RIGHTS AGREEMENT (this “Amendment”) is dated as of May 6, 2016 (the “Effective Date”), and amends the Rights Agreement, dated as of July 7, 2005, as amended by Amendment No. 1, dated as of July 3, 2008, Amendment No. 2, dated as of June 9, 2011, Amendment No. 3, dated as of July 1, 2014, and Amendment No. 4, dated as of August 5, 2014, between Capstone Turbine Corporation, a Delaware Corporation (the “Company”), and Computershare Inc. (the “Rights Agent”), successor-in -interest to Mellon Investor Services LLC (the “Rights Agreement”). Capitalized terms used in this Amendment and not otherwise defined have the meaning given to them in the Rights Agreement.

W I T N E S S E T H

WHEREAS, in accordance with Section 27 of the Rights Agreement, and provided that the Rights are redeemable prior to the Distribution Date, the Company may and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement in any respect without the approval of any holders of Common Stock (except for any amendment having the effect of continuing or extending the term of the Rights Agreement); and

WHEREAS, the Rights are currently redeemable and the Distribution Date has not occurred, and pursuant to the terms of the Rights Agreement and in accordance with Section 27 of the Rights Agreement, the Company has determined that the Rights Agreement be amended as set forth in this Amendment, and the Rights Agent is hereby directed to join in this Amendment.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and other agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

1.              Amendment of the Rights Agreement. Clause (i) of Section 7(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:

“(i) the close of business on May 6, 2016 (the “Final Expiration Date”);”

2.              Amendment of Exhibits. The exhibits to the Rights Agreement shall be deemed to be amended in a manner consistent with this Amendment, including all conforming changes.

3.              Other Amendment; Effect of Amendment. Except as and to the extent expressly modified by this Amendment, the Rights Agreement and the exhibits thereto remain in full force and effect in all respects without any modification. This Amendment will be deemed an amendment to the Rights Agreement and will become effective on the Effective Date. In the event of a conflict or inconsistency between this Amendment and the Rights Agreement and the exhibits thereto, the provisions of this Amendment will govern.

4.              Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts will for all purposes be deemed to be an original, and all such counterparts will together constitute one and the same instrument, it being understood that all parties need not sign the same counterpart. A signature to this Amendment transmitted electronically (including by fax and .pdf) will have the same authority, effect and enforceability as an original signature. No party hereto may raise the use of such electronic transmission to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through such electronic transmission, as a defense to the formation of this contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

5.              Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment will remain in full force and effect and will in no way be affected, impaired or invalidated.

6.              Descriptive Headings. The descriptive headings of the several Sections of this Amendment are inserted for convenience only and will not control or affect the meaning or construction of any of the provisions hereof.

7.              Further Assurances. Each of the parties to this Amendment will cooperate and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Amendment and the transactions contemplated hereunder.

8.              Governing Law. This Amendment will be deemed to be a contract made pursuant to the laws of the State of Delaware and for all purposes will be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first written above.

CAPSTONE TURBINE CORPORATION

By:	/s/ Darren Jamison
	Name:	Darren Jamison
	Title:	President and Chief Executive Officer

Signature Page to Amendment No. 5 to Rights Agreement

Computershare Inc.

By:	/s/ Dennis V. Moccia
	Name:	Dennis V. Moccia
	Title:	Manager, Contract Administration

Signature Page to Amendment No. 5 to Rights Agreement